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                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information contact:    Dean Danner, President
                                    Jeff Nigl, Chief Financial Officer
                                    (262) 542-5600 * http://www.etcia.com

ETC ANNOUNCES SECOND QUARTER 2003 RESULTS

WAUKESHA, WISCONSIN, July 15, 2003
ELECTRONIC TELE-COMMUNICATIONS, INC.
OTC Bulletin Board - Symbol ETCIA

Electronic Tele-Communications, Inc. (ETC) today reported its second quarter 2003 results. Sales for the quarter were $628,466 compared to $1,300,470 for the 2002 second quarter. This yielded a net loss for the quarter of $238,829 or $0.10 per Class A common share, compared to a profit of $27,811 or $0.01 per share for the second quarter of 2002.

Commenting on the second quarter results, ETC President Dean Danner said, "Sales in the second quarter of 2003 continued to reflect steady lease revenues and limited equipment sales. We have seen an increase in equipment proposals, but this did not result in firm orders in the second quarter."

"Additional cost reduction measures implemented during the first quarter helped ETC reduce its quarterly losses. At the same time, we continued to release additional features on the Emcee system in the quarter, although at a slower pace than we would like. The Emcee is our premier announcement application platform, merging traditional telephony with next generation IP technology. ETC believes it must remain committed to the on-going development of the Emcee product family to meet the developing needs of the industry and to position ETC to take advantage of the pent-up demand in the industry."

Electronic Tele-Communications is a supplier of Voice Application Processing Platforms to domestic and foreign telephone utilities and of messaging systems to the commercial market. ETC's equipment provides a wide range of audio information and call handling services via telephone networks, computer networks, and the Internet. ETC, with corporate headquarters in Waukesha, Wisconsin also has operations in Norcross, Georgia.

Certain statements in this press release which are not historical facts are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Any "forward-looking" statements are provided in compliance with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements involve a number of risks and uncertainties including, but not limited to, technology changes, backlog, acquisitions, status of the economy, governmental regulations, sources of supply, expense structure, product mix, major customers, level of order flow, competition, litigation, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Investors are encouraged to consider the risks and uncertainties included in those filings.

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Electronic Tele-Communications, Inc.

Statements of Operations:
                                      (unaudited)           (unaudited)
                                   Three Months Ended     Six Months Ended
                                        June 30               June 30
                                    2003       2002       2003       2002
Net sales                          628,466  1,300,470  1,348,410  2,410,028
Cost of products sold              383,342    567,326    824,693  1,109,610
Gross profit                       245,124    733,144    523,717  1,300,418

Operating expenses:
 General and administrative        162,527    181,539    344,606    374,469
 Marketing and selling             191,525    302,849    409,739    576,671
 Research and development          126,317    218,339    362,315    453,163
                                   480,369    702,727  1,116,660  1,404,303

Earnings (loss) from operations   (235,245)    30,417   (592,943)  (103,885)
Other income (expense)              (2,584)    (1,606)    (3,476)    (2,736)

Earnings (loss) before
 income taxes                     (237,829)    28,811   (596,419)  (106,621)
Income taxes                         1,000      1,000      2,000      2,000
Net earnings (loss)               (238,829)    27,811   (598,419)  (108,621)

Basic and diluted earnings (loss) per share:
  Class A common                     (0.10)      0.01      (0.24)     (0.04)
  Class B common                     (0.10)      0.01      (0.24)     (0.04)

Weighted average shares outstanding
 for basic and diluted           2,509,147  2,509,147  2,509,147  2,509,147

Selected Balance Sheet Data:
                                (unaudited)
                                   Jun 30     Dec 31
                                    2003       2002
Current assets                   1,783,331  2,060,129
Total assets                     3,099,150  3,558,200
Current liabilities                968,460    797,753
Total liabilities                1,291,817  1,152,448
Stockholders' equity             1,807,333  2,405,752



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